EXHIBIT 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Reports 38% increase in Revenue to a Record $23.2 Million and Adjusted EBITDA of $2.6 Million for the Third Quarter of 2014

Company Raises Full-Year Revenue Guidance to $85.0 to $86.5 Million

Ft. Myers, Florida – October 30, 2014 - NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services today reported its results for the third quarter of 2014.

Third Quarter 2014 Highlights:

•	38% increase in consolidated revenue

•	23% growth in base NeoGenomics revenue

•	33% growth in base NeoGenomics test volume

•	Consolidated Adjusted EBITDA increase of 21.9%

•	EPS of ($.01) per share - $.01 per share excluding one-time costs.

•	Completion of Path Logic acquisition

•	Successful equity financing and strong cash collections

Revenue for the third quarter was $23.2 million, an increase of 38% over last year. The PathLogic acquisition, completed on July 8, 2014, accounted for $2.4 million of the year-over-year revenue growth. Organic growth in NeoGenomics’ base business, excluding PathLogic, was 23% driven by a 33% increase in test volume. Organic growth was achieved despite a $1.2 million revenue reduction resulting from the company’s conservative interpretation of the still unresolved National Correct Coding Initiative (“NCCI”) guidance relating to billing Medicare for certain FISH tests.

Average revenue-per-test for NeoGenomics’ base business decreased by 7.5% from the third quarter of last year, due primarily to the impact of the NCCI FISH matter. Strong growth in lower-priced molecular tests also contributed to the decrease. Consolidated gross margin, including PathLogic, was 44.3% for the quarter. Gross margin for NeoGenomics’ base business was 46.4% and standalone PathLogic gross margin was 26.5%.

Operating expenses increased to $10.4 million from $7.0 million in the third quarter of last year, with $1.0 million of the increase due to the inclusion of PathLogic’s operating expenses, and $571,000 due to certain one-time costs associated with the PathLogic acquisition, other potential acquisition expenses and termination of the company’s credit facility. Operating expenses were also higher due to an increase in non-cash, stock-based compensation resulting from the 57% increase in the company’s stock price during the quarter. The remaining operating expense increase was due to expansion of the Sales organization, and continued investments in facilities, information technology, and new test development activities.

Third quarter net loss was ($291,000), or $(0.01) per share, versus net income of $900,000 or $0.02 per share in the third quarter of last year. Excluding non-recurring expenses, net income would have been approximately $280,000 or $0.01 per share.

Consolidated Adjusted EBITDA(1) for the quarter, after adding back one-time transaction costs and non-cash stock-based compensation charges, increased by 21.9% to $2.6 million. Adjusted EBITDA for NeoGenomics’ base business was a record $2.9 million and Adjusted EBITDA for PathLogic was ($226,000) in the third quarter.

Douglas M. VanOort, the Company’s Chairman and CEO commented, “We had a very strong and productive third quarter. We continued to grow our testing volume and the number of client accounts and we completed and began to integrate the PathLogic acquisition. We also raised $34.5 million in a public equity offering and terminated our credit facility. In addition, cash collections were extremely strong, which resulted in $3.2 million of cash flow from operations.”

Mr. VanOort continued, “We also continued our fast pace of innovation. Importantly, we added a large, 315 gene “Discovery Profile” to our molecular test offering to round out our unique and full line of Next Generation Sequencing (“NGS”) tests. We also recently announced a first-of-its-kind test to assist in predicting acquired resistance to Bruton Tyrosin Kinase Inhibitors. We believe we now have the broadest oncology-focused, genetic and molecular testing menu in the United States, and it is increasingly attracting new and prestigious clients to NeoGenomics.”

Mr. VanOort concluded “As we exit the third quarter, we are in the strongest position we have ever been in. Momentum is accelerating throughout the business, and our recent equity raise has given us a strong balance sheet and greater strategic flexibility to achieve our long-term objectives. We are pleased with our progress in the third quarter and believe we are well-positioned for sustained future growth and success.”

Fourth Quarter and Full-Year 2014 Financial Outlook:

The Company also issued guidance for the fiscal fourth quarter today. In Quarter 4, the Company expects revenue of $23.0 -$24.5 million and net income of $0.00 to $0.01 per share.

The Company also increased its guidance for the full year 2014 today. The Company now believes that it can achieve $85.0 – 86.5 million of revenue and earnings of $0.01 to $0.03 per share for FY 2014. This guidance is based on organic growth in the current business, and excludes any future acquisitions. The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, transaction expenses related to acquisitions or potential acquisitions, costs of terminating our credit facility and non-cash stock-based compensation expenses. See table for a reconciliation to net income.

Conference Call

The Company has scheduled a web-cast and conference call to discuss their Q3 2014 results on Thursday October 30, 2014 at 11:00 AM EDT. Interested investors should dial (877) 407-0782 (domestic) and (201) 689-8567 (international) at least five minutes prior to the call and ask for Conference ID Number 13591801. A replay of the conference call will be available until 11:59 PM on November 13, 2014 and can be accessed by dialing (877) 660-6853 (domestic) and (201) 612-7415 (international). The playback conference ID Number is 13591801. The web-cast may be accessed under the Investor Relations section of our website at www.neogenomics.com or http://www.investorcalendar.com/IC/CEPage.asp?ID=173232. An archive of the web-cast will be available until 11:59 PM on January 30, 2015.

About NeoGenomics, Inc.

NeoGenomics, Inc. operates a network of high-complexity CLIA–certified clinical laboratories that specialize in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has laboratories in Nashville, TN; Irvine, Fresno & West Sacramento, CA; and Tampa & Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

NeoGenomics, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2014	December 31, 2013
ASSETS

Cash, cash equivalents	$34,366	$4,834

Accounts Receivable (net of allowance for doubtful accounts of $5,471 and $4,540 respectively)	18,297	18,653

Other Current Assets	4,580	4,004

TOTAL CURRENT ASSETS	57,243	27,491

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $18,416 and $14,478, respectively)	14,637	9,694

INTANGIBLE ASSETS (net of accumulated amortization of $606 and $405, respectively)	4,236	2,577

GOODWILL	2,561	—

OTHER ASSETS	143	154

TOTAL	$78,820	$39,916

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES	$13,954	$14,323

LONG TERM LIABILITIES	5,801	3,882

TOTAL LIABILITIES	19,755	18,205

STOCKHOLDERS’ EQUITY	59,065	21,711

TOTAL	$78,820	$39,916

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the Three-Months Ended September 30,		For the Nine-Months Ended September 30,
	2014	2013	2014	2013
NET REVENUE	$23,217	$16,884	$62,070	$48,144

COST OF REVENUE	12,923	8,713	32,826	25,570

GROSS PROFIT	10,294	8,171	29,244	22,574

OPERATING EXPENSES
General and administrative	6,370	4,335	17,295	12,573
Research and development	1,014	340	2,275	1,791
Sales and marketing	2,983	2,336	8,775	6,239

Total operating expenses	10,367	7,011	28,345	20,603

INCOME (LOSS) FROM OPERATIONS	(73)	1,160	899	1,971

INTEREST AND OTHER INCOME (EXPENSE) - NET	(218)	(231)	(736)	(749)

INCOME (LOSS) BEFORE TAXES	(291)	929	163	1,222

INCOME TAXES	—	29	78	46

NET INCOME (LOSS)	$(291)	$900	$85	$1,176

NET INOME (LOSS) PER SHARE
- Basic	$(0.01)	$0.02	$0.00	$0.02

- Diluted	$(0.01)	$0.02	$0.00	$0.02

WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	54,444	48,933	51,272	48,007

- Diluted	54,444	53,173	53,926	52,599

NeoGenomics, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Nine Months Ended September 30, 2014	For the Nine Months Ended September 30, 2013
NET CASH PROVIDED BY OPERATING ACTIVITIES	$8,464	$2,732

NET CASH USED IN INVESTING ACTIVITIES (a)	(8,548)	(1,486)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	29,616	1,815

NET INCREASE IN CASH AND CASH EQUIVALENTS	29,532	3,061

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,834	1,868

CASH AND CASH EQUIVALENTS, END OF PERIOD	$34,366	$4,929

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$770	$715

Income taxes paid	$170	$19

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment leased under capital lease and equipment loans	$4,824	$1,816

(a)	September 30, 2014 cash flow includes $5.8 million spent to acquire PathLogic.

NeoGenomics, Inc.

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(Unaudited, in thousands)

	For the Three-Months Ended September 30,		For the Nine-Months Ended September 30,
	2014	2013	2014	2013
Net income (loss) (Per GAAP)	$(291)	$900	$85	$1,176

Adjustments to Net Income:
Interest expense (income), net	272	231	793	749
Amortization of intangibles	89	56	200	168
Income tax expense	—	29	78	46
Depreciation	1,538	1,063	3,938	3,114

EBITDA	1,608	2,279	5,094	5,253

Further Adjustments to EBITDA:
Non-cash stock-based compensation	457	(116)	738	530
Acquisition related transaction expenses	473	—	473	—
Costs of terminating credit facility	98	—	98	—

Adjusted EBITDA (non-GAAP)	$2,636	$2,163	$6,403	$5,783

Non – GAAP Adjusted EBITDA Definition

“Adjusted EBITDA” is defined by NeoGenomics as net income from continuing operations before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, (iv) non-cash stock-based compensation and warrant amortization expense, (v) transaction expenses related to acquisitions and potential acquisitions, (vi) costs related to terminating our credit facility and (vii) other extraordinary or non-recurring charges. NeoGenomics believes that Adjusted EBITDA provides a more consistent measurement of operating performance and trends across reporting periods by excluding these cash and non-cash items of expense not directly related to ongoing operations from income. Adjusted EBITDA also assists investors in performing analysis that is consistent with financial models developed by research analysts.

Adjusted EBITDA as defined by NeoGenomics is not a measurement under GAAP and may differ from non-GAAP measures used by other companies. There are limitations inherent in non-GAAP financial measures such as Adjusted EBITDA because they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of NeoGenomics recorded costs against its net revenue. Accordingly, investors should consider non-GAAP results together with GAAP results in analyzing NeoGenomics financial performance.

NeoGenomics, Inc.

Supplemental Information on Customer Requisitions Received and Tests Performed

(Unaudited, in thousands, except test and requisition data)

NeoGenomics, Inc., excluding Path Logic (“Base Business”)	For the Three- Months Ended September 30, 2014	For the Three- Months Ended September 30, 2013	% Inc (Dec)	For the Nine-Months Ended September 30, 2014	For the Nine-Months Ended September 30, 2013	% Inc (Dec)
Requisitions Rec’d (cases)	28,493	21,737	31.1%	82,551	63,216	30.6%
Number of Tests Performed	44,975	33,723	33.4%	129,184	98,330	31.4%
Avg. # of Tests / Requisition	1.58	1.55	1.7%	1.56	1.56	0.6%

Total Testing Revenue	$20,835	$16,884	23.4%	$59,688	$48,144	24.0%
Avg. Revenue/Requisition	$731	$777	(5.9)%	$723	$762	(5.1)%
Avg. Revenue/Test	$463	$501	(7.5)%	$462	$490	(5.6)%

Total Cost of Revenue	$11,172	$8,713	28.2%	$31,075	$25,570	21.5%
Avg. Cost/Requisition	$392	$401	(2.2)%	$376	$404	(6.9)%
Avg. Cost/Test	$248	$258	(3.9)%	$241	$260	(7.5)%

Path Logic (1)	For the Three- Months Ended September 30, 2014			For the Nine-Months Ended September 30, 2014
Requisitions Rec’d (cases)	19,623			19,623

Total Testing Revenue	$2,382			$2,382
Avg. Revenue/Requisition	$121			$121

Total Cost of Revenue	$1,752			$1,752
Avg. Cost/Requisition	$89			$89

(1)	These Path Logic requisition counts, revenue and costs are for the period from our acquisition on July 8, 2014 through September 30, 2014.